UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 10, 2005

Toreador Resources Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-02517	75-0991164
(Commission File Number)	(IRS Employer Identification No.)

4809 Cole Avenue, Suite 108
Dallas, Texas	75205
(Address of Principal Executive Offices)	(Zip Code)

(214) 559-3933

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

Drawdown under Natexis Banques Populaires Revolving Credit Facility

As reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on February 24, 2005, previously Madison Energy France, a societe commondite simple incorporated under the laws of France (“MEF”), as the Borrower, Madison Oil France, a societe anonyme incorporated under the laws of France (“MOF”), as the Guarantor, and Toreador Resources Corporation, a Delaware corporation (the “Company”) and Madison Oil Company Europe, a Delaware corporation (“MOCE”), both as Obligors entered into a Reserve Base Revolving Facility Agreement (the “Revolving Facility Agreement”) with Natexis Banques Populaires (the “Agent”) and certain lenders party thereto. The Company, MOF, and MOCE have entered into unconditional guaranties of MEF’s obligations under the Revolving Credit Facility.

On August 12, 2005, MEF borrowed $5 million under the Revolving Facility Agreement for operations in Turkey. The general terms of the Revolving Facility Agreement were described in the Current Report on Form 8-K filed with the Commission on February 24, 2005 under “Item 1.01 – Entry into a Material Definitive Agreement – Agreement with Natexis Banques Populaires.” The interest rate on the amount borrowed fluctuates at the LIBOR rate plus $2.5%. The current interest rate is $6.01%. As long as the borrowing base under the Revolving Facility Agreement is at least $5 million, no principal or interest payments would be due until December 23, 2009. The borrowing base will be recalculated by the Agent on July 1, 2006 and every six months thereafter. If the borrowing base on one of these future recalculation dates is below $5 million, MOF would have sixty (60) days to repay the principal and accrued interest on the amount by which $5 million exceeds the recalculated borrowing base.

Item 3.02	Unregistered Sales of Equity Securities.

On August 10, 2005, PHD Partners, LP converted $675,000 principal amount of our second amended and restated convertible debenture pursuant to the terms thereof into 100,000 shares of the Company’s common stock pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOREADOR RESOURCES CORPORATION

Date: August 15, 2005

By:          /s/ G. Thomas Graves III

G. Thomas Graves III, President and CEO